EXHIBIT 99.1

NewMarket Corporation Reports Second Quarter and First Half 2024 Results

•Second Quarter Net Income of $112 Million and Earnings Per Share of $11.63
•First Half Petroleum Additives Operating Profit of $299 Million
•First Half AMPAC Results Consistent with Pre-Acquisition Expectations
•Debt Reduction of $171 Million Since AMPAC Acquisition

Richmond, VA, July 29, 2024 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the second quarter and first half of 2024.

Net income for the second quarter of 2024 was $111.6 million, or $11.63 per share, compared to net income of $99.6 million, or $10.36 per share, for the same period last year. For the first half of 2024, net income was $219.4 million, or $22.87 per share, compared to $197.2 million, or $20.45 per share, for the same period in 2023.

Petroleum additives sales for the second quarter of 2024 were $669.8 million, compared to $684.0 million for the same period in 2023. Petroleum additives operating profit for the second quarter of 2024 was $147.8 million, compared to $132.1 million for the second quarter of 2023. The increase in petroleum additives operating profit was mainly due to lower raw material and operating costs as well as increased shipments, partially offset by lower selling prices. Shipments increased approximately 1% when comparing the second quarter of 2024 to the same period in 2023.

Petroleum additives sales for the first half of 2024 were $1.3 billion, compared to $1.4 billion in the first half of 2023. Petroleum additives operating profit for the first half of 2024 was $298.7 million, compared to $264.2 million in the same period last year. The drivers for the increase in operating profit between these periods were consistent with those affecting the second quarter comparison discussed above. Shipments increased 2.7% when comparing the first half of 2024 with the same period in 2023, with increases in both lubricant additives and fuel additives shipments.

We are pleased with the strong performance of our petroleum additives business during the first half of 2024. We are seeing the favorable results of our ongoing focus on margin management. Managing our operating costs, our inventory levels, and our portfolio profitability will remain priorities throughout 2024.

We completed the acquisition of American Pacific Corporation (AMPAC) on January 16, 2024. The financial results of our AMPAC business since the date of acquisition are included in our specialty materials segment. Specialty materials sales for the second quarter of 2024 were $38.0 million. Specialty materials operating profit for the second quarter of 2024 was $5.0 million, compared to a loss of $5.0 million in the first quarter of 2024.

For the first half of 2024, the specialty materials segment reported sales of $55.1 million and operating profit slightly above breakeven. The specialty materials second quarter and first half 2024 results reflect the sale of AMPAC finished goods inventory that we acquired at closing. This inventory was recorded at fair value on the acquisition date and, when sold during the first half of 2024, generated no margin. We expect to see substantial variation in quarterly results for AMPAC due to the nature of its business, and we anticipate full year 2024 results to be consistent with our pre-acquisition expectations.

We generated solid cash flows from operations during the first half of 2024, we funded capital expenditures of $28.5 million, and we paid dividends of $48.0 million. Since the AMPAC acquisition, we have made payments of $171 million on our revolving credit facility. As of June 30, 2024, our Net Debt to EBITDA ratio was 1.6, which is within our target operating range of 1.5 to 2.0.

We anticipate continued strength in our petroleum additives segment. We also look forward to the ongoing integration of AMPAC into the NewMarket family of companies. We continue to make decisions to promote long-term value for our shareholders and customers, and we remain focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions. The specialty materials segment, which consists of the AMPAC business, operates primarily in North America.

The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant, and equipment) and amortization (on intangibles and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents. Net Debt to EBITDA is defined as Net Debt divided by EBITDA for the rolling four quarters ended as of the specified date. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.

As a reminder, a conference call and webcast is scheduled for 3:00 p.m. ET on Tuesday, July 30, 2024, to review second quarter 2024 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until August 6, 2024, at 3:00 p.m. ET by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 50848. The call will also be broadcast via the internet and can be accessed through the Company’s website at www.newmarket.com or www.webcaster4.com/Webcast/Page/2001/50848. A webcast replay will be available for 30 days.

NewMarket Corporation is a holding company operating through its subsidiaries, Afton Chemical Corporation (Afton), Ethyl Corporation (Ethyl), and American Pacific Corporation (AMPAC). The Afton and Ethyl companies develop, manufacture, blend, and deliver chemical additives that enhance the performance of petroleum products. AMPAC is a manufacturer of specialty materials primarily used in solid rocket motors for the aerospace and defense industries. The NewMarket family of companies has a long-term commitment to its people, to safety, to providing innovative solutions for its customers, and to making the world a better place.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industries; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the loss of significant customers; termination or changes to contracts with contractors and subcontractors of the U.S. government or directly with the U.S.

government; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from acquisitions, or our inability to successfully integrate acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2023, which is available to shareholders at www.newmarket.com.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

William J. Skrobacz
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Sales:
Petroleum additives	$669,826	$683,969	$1,347,090	$1,383,960
Specialty materials	38,010	0	55,057	0
All other	2,392	1,161	4,817	3,959
Total	$710,228	$685,130	$1,406,964	$1,387,919
Segment operating profit:
Petroleum additives	$147,819	$132,138	$298,728	$264,206
Specialty materials	4,972	0	5	0
All other	(1,374)	(1,022)	(1,455)	(1,997)
Segment operating profit	151,417	131,116	297,278	262,209
Corporate unallocated expense	(3,985)	(6,810)	(9,542)	(13,301)
Interest and financing expenses	(15,910)	(10,255)	(31,564)	(21,028)
Other income (expense), net	11,472	10,659	24,515	21,978
Income before income tax expense	$142,994	$124,710	$280,687	$249,858
Net income	$111,620	$99,624	$219,352	$197,207
Earnings per share - basic and diluted	$11.63	$10.36	$22.87	$20.45

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net sales	$710,228	$685,130	$1,406,964	$1,387,919
Cost of goods sold	491,773	489,492	972,144	994,237
Gross profit	218,455	195,638	434,820	393,682
Selling, general, and administrative expenses	42,840	37,438	87,205	77,285
Research, development, and testing expenses	28,663	33,958	59,863	67,114
Operating profit	146,952	124,242	287,752	249,283
Interest and financing expenses, net	15,910	10,255	31,564	21,028
Other income (expense), net	11,952	10,723	24,499	21,603
Income before income tax expense	142,994	124,710	280,687	249,858
Income tax expense	31,374	25,086	61,335	52,651
Net income	$111,620	$99,624	$219,352	$197,207
Earnings per share - basic and diluted	$11.63	$10.36	$22.87	$20.45
Cash dividends declared per share	$2.50	$2.25	$5.00	$4.35

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$87,632	$111,936
Trade and other accounts receivable, less allowance for credit losses	495,516	432,349
Inventories	492,638	456,234
Prepaid expenses and other current assets	39,455	39,051
Total current assets	1,115,241	1,039,570
Property, plant, and equipment, net	759,357	654,747
Intangibles (net of amortization) and goodwill	763,467	124,642
Prepaid pension cost	385,363	370,882
Operating lease right-of-use assets, net	73,867	70,823
Deferred charges and other assets	52,776	48,207
Total assets	$3,150,071	$2,308,871
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$270,789	$231,137
Accrued expenses	85,114	76,546
Dividends payable	21,410	19,212
Income taxes payable	15,097	6,131
Operating lease liabilities	14,866	15,074
Other current liabilities	12,240	16,064
Total current liabilities	419,516	364,164
Long-term debt	1,172,732	643,622
Operating lease liabilities - noncurrent	58,009	55,058
Other noncurrent liabilities	264,466	168,966
Total liabilities	1,914,723	1,231,810
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,594,110 at June 30, 2024 and 9,590,086 at December 31, 2023)	2,052	2,130
Accumulated other comprehensive loss	(34,097)	(21,071)
Retained earnings	1,267,393	1,096,002
Total shareholders' equity	1,235,348	1,077,061
Total liabilities and shareholders' equity	$3,150,071	$2,308,871

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Six Months Ended June 30,
	2024	2023
Net income	$219,352	$197,207
Depreciation and amortization	55,130	40,558
Cash pension and postretirement contributions	(5,781)	(5,020)
Working capital changes	(40,696)	52,494
Deferred income tax benefit	(7,461)	(11,301)
Capital expenditures	(28,533)	(26,006)
Acquisition of business, net of cash acquired	(681,479)	0
Net borrowings (repayments) under revolving credit facility	279,000	(88,000)
Proceeds from term loan	250,000	0
Dividends paid	(47,972)	(41,879)
Debt issuance costs	(2,251)	0
Repurchases of common stock	0	(42,864)
All other	(13,613)	(12,978)
(Decrease) increase in cash and cash equivalents	$(24,304)	$62,211

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

	Second Quarter Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net Income	$111,620	$99,624	$219,352	$197,207
Add:
Interest and financing expenses, net	15,910	10,255	31,564	21,028
Income tax expense	31,374	25,086	61,335	52,651
Depreciation and amortization	28,938	19,897	54,193	39,863
EBITDA	$187,842	$154,862	$366,444	$310,749

Net Debt to EBITDA
			June 30,	December 31,
			2024	2023
Long-term debt, including current maturities			$1,172,732	$643,622
Less: Cash and cash equivalents			87,632	111,936
Net Debt			$1,085,100	$531,686

			Rolling Four Quarters Ended
			June 30,	December 31,
			2024	2023
Net Income			$411,009	$388,864
Add:
Interest and financing expenses, net			47,895	37,359
Income tax expense			108,782	100,098
Depreciation and amortization			90,950	76,620
EBITDA-Rolling Four Quarters			$658,636	$602,941

Net Debt to EBITDA			1.6	0.9